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                                                                                              APRIL 14, 2003

SAUER-DANFOSS INC. ACQUIRES MAJORITY SHARE OF COMATROL S.p.A.

CHICAGO, Illinois, USA, April 14, 2003-Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced that it has closed an agreement to purchase the majority interest in Comatrol, S.p.A.  The transaction enhances Sauer-Danfoss’ ability to be among the leading manufacturers of cartridge valves and hydraulic integrated circuit (HIC) manifolds in Europe.  Sauer-Danfoss had announced in February 2002 that they had acquired a minority interest in Comatrol S.p.A. and entered into a strategic alliance.  Terms of the agreement were not disclosed.

Located in Reggio Emilia, Italy, Comatrol is a manufacturer of hydraulic cartridge valves and HIC manifolds. Comatrol was founded in 1978.  In 1990, it came under the control of Mr. Mosé Arduini, and Comatrol has since grown into a technology leader known for its high-quality products and customer focus.  Comatrol has 90 employees and annual sales of approximately $21 million.

Comatrol S.p.A. will form part of Sauer-Danfoss’ Valves global business unit headed by Vice President, Henrik Krabsen.  The global business unit develops and manufactures hydraulic load-sensing proportional valves, directional control valves, and cartridge/HIC manifolds.  Development and manufacturing facilities are located in Nordborg, Denmark; Easley, South Carolina; Hillsboro, Oregon; Povazská-Bystrica, Slovakia; and Caxias do Sul, Brazil.

“This acquisition is a very important step in establishing Sauer-Danfoss as a significant global player in the cartridge/HIC manifold market,” commented Henrik Krabsen.  “With plants in both Europe and the Americas, we will be able to serve the ever-growing demands of our global and regional customers.  Comatrol is a well-known and respected company in Europe, and we are pleased and proud to welcome them into the worldwide team of Sauer-Danfoss.”

Mosé Arduini commented, “This is the right step for us. The past year has clearly proven that the two companies complement each other very well, and the reaction from our customers has been very positive.  We are excited to be taking this next step, as it will be very positive and beneficial both for our respective companies and for our employees.”

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment.  Sauer-Danfoss, with more than 7,000 employees worldwide and revenue of approximately $950 million, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region. More details online at www.sauer-danfoss.com.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President — Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance — Europe	Krokamp 35	Fax:	+49-4321-871-121
D-24539 Neumünster		jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

Executive Office:  250 Parkway Drive, Suite 270, Lincolnshire, IL 60069